Exhibit (c)(14)

CONFIDENTIAL

The Baldwin Group

Project Spark

Presentation to the Board of Directors

September 4, 2026

ARDEA PARTNERS

Table of Contents

ARDEA PARTNERS

01 Latest Proposal Updates

ARDEA PARTNERS

Process Updates Since Prior Board Meeting

- Following the September 2nd, 2026 board meeting, at the Board's direction, Ardea delivered feedback to Sequence & DFO and [redacted] the two parties that submitted Round II proposals
  - Ardea held an initial conversation with Sequence & DFO to provide feedback on the proposed leverage structure in light of the execution risk it posed to the rollover required by Sequence & DFO as part of their bid
    - ➢ It was verbally conveyed that the proposal was not considered executable given the amount of leverage and preferred equity and that feedback on price would not be provided until those items were addressed
- On September 3rd, 2026, Sequence & DFO submitted a revised proposal with no change in price and the following changes to the pro forma capital structure:
  - Debt reduced by $500M to $2,750M and preferred reduced by $250M to $1,000M
    - ➢ This represents gross leverage of 5.1x, and 6.9x inclusive of the preferred (based on stated financeable EBITDA), compared to 6.0x and 8.3x (based on stated financeable EBITDA), respectively, in their September 1st, 2026 letter
    - ➢ The proposed reduction in leverage would be funded entirely with incremental common equity from Sequence & DFO; the financing remains fully committed with no financing conditions or contingencies
- Consistent with the Board's instructions, Ardea then delivered verbal price feedback to [redacted] encouraging [redacted] to increase its price to $34.00 per share, in light of [redacted] lack of price movement from Round 1 to Round 2 and shortfall relative to Sequence & DFO
  - [redacted] verbally responded to Ardea that its maximum valuation was $30.00 per share
    - ➢ Additionally, [redacted] stated if Baldwin did not accept its proposal by the end of the morning of September 4th and grant exclusivity, the offer would be withdrawn
- Consistent with the Board's instructions, Ardea then delivered price feedback to Sequence & DFO
  - Ardea verbally proposed Sequence & DFO increase their price from $31.75 to $33.00 per share
    - ➢ Sequence & DFO verbally responded to Ardea that they were not able to increase their offer to $33.00 per share, but could offer $32.00 per share and requested exclusivity

Summary of Round 2 Proposals & Subsequent Verbal Indications

Stated Round II Cash Offer Price per Share

Incremental Offer Price per Share Based on Subsequent Verbal Indication


$32.00
$31.75
$30.00
$28.50
SEQUENCE | HOLDINGS
/
DFO

[redacted]

CONFIDENTIAL TREATMENT REQUESTED BY THE BALDWIN INSURANCE GROUP, INC. PURSUANT TO RULE 24b-2

Sources & Uses and Pro Forma Capitalization – Sequence & DFO

SEQUENCE | HOLDINGS / DFO

Based on updated capitalization assumptions from September 3rd proposal at $31.75 per share (prior to the $32.00 verbal indication)

Sequence & DFO ($ in millions)

Uses of Funds		Sources of Funds	
Purchase of Fully Diluted Equity (@ $31.75)	$4,487	Term Loan (funded at close)	$2,750
Repay Existing Net Debt	2,311	Preferred Equity (DFO senior equity)	1,000
Pre-Fund Deferred Payments & Earn-Out Liability	466	**Total Debt & Preferred**	**$3,750**
TRA Termination Payment	368	Unvested RSAs Rolled into Unvested Cash	136
Other Debt & Debt-Like Items	62	Contingent Liabilities Outstanding at Close	173
Total Enterprise Value to Seller	**$7,695**	Shareholder Rollover (to be discussed)	[ ]
All Other (fees, minimum cash, other)	507	Sequence + DFO Equity Commitment	4,142
Total Uses of Funds	**$8,202**	**Total Sources of Funds**	**$8,202**

Pro Forma Capitalization	Amount	% of Total Capitalization	x 2026YE Stated Financeable EBITDA
Term Loan (funded at close)	$2,750	35%	5.1x
Preferred Equity (DFO senior equity)	1,000	13%	1.8x
Total Debt & Preferred	**$3,750**	**48%**	**6.9x**
Sponsor Equity & Rollover	4,142	52%	7.6x
Total Capitalization	**$7,892**	**100%**	**14.5x**

Memo: Other Items	
Unvested RSAs Rolled into Unvested Cash	*136*
Contingent Liabilities Outstanding at Close	*173*
Total Sources of Funds	**$8,202**

02 Financial Analysis

ARDEA PARTNERS

Preliminary Financial Analysis

Summary of Methodologies

#	Methodology		Relevant Metrics	Implied Share Price Range ($) Low	Implied Share Price Range ($) High
1	Discounted Cash Flow Analysis	5-Year Company Forecast *(Long-term growth rate: 3.0% – 4.0%)*	WACC: 9.3% – 10.3% Long-Term Growth Rate: 3.0% – 4.0%	$23.40	$38.58
2	Premia Paid	Premia Paid *(Range represents 25th – 75th percentiles)*	22.7% – 53.3% premium *(to unaffected price)*[1,2]	$21.26	$26.56
3	Precedent Transactions	EV / EBITDA *(Range represents 25th – 75th percentiles)*	12.9x – 15.8x EBITDA[3]	$24.47	$33.82
4	Present Value of Future Share Price	EV / EBITDA *(Cost of Equity: 10.7% – 11.7%)*	12.6x EV / Adj. EBITDA[4] *(assumed NTM Adj. EBITDA multiple)*	$24.63	$38.17
	For Reference Only	Trading Comparables EV / 2026E EBITDA *(Range represents 25th – 75th percentiles)*	12.9x – 13.9x 2026E Adj. EBITDA[5]	$18.26	$20.84
	For Reference Only	Trading Comparables EV / 2027E EBITDA *(Range represents 25th – 75th percentiles)*	12.2x – 12.6x 2027E Adj. EBITDA[5]	$22.87	$23.97
	For Reference Only	52-Week Trading Range	Low / High *(prior to unaffected date)*[1]	$16.50	$44.54
	For Reference Only	Analyst Price Targets	Low / High *(prior to unaffected date)*[1]	$23.00	$40.00

[redacted] Verbal Indication Price/Share: $30.00

Sequence & DFO Verbal Indication Price/Share: $32.00

Note: Financial projections for Baldwin reflect the long-range plan (LRP) prepared by Management and approved by the Board (the "Company Forecasts").
Source: Company, company filings, FactSet, Bloomberg, Kroll, EY tax model, J.P. Morgan bond trading data and DealPointData. Market data as of 9/01/2026.
Further Notes: See subsequent pages for further detail.

(1) Unaffected share price of $17.33 as of 6/17/2026, the last trading day prior to the day of leak of a potential transaction. (2) Reflects 138 acquisitions of U.S. and Canadian publicly listed companies with transaction value greater than $1.0B announced over the five-year period prior to 9/01/2026; excluding REITs. Premia measured relative to unaffected share price (last undisturbed close prior to announcement date or date of market s[redacted]ation). (3) Multiples applied to Baldwin LTM 6/30/2026 PF Adjusted EBITDA. Range excludes transactions for which the disclosed multiple reflects synergized EBITDA. (4) Future share prices reflect a[redacted]sted EBITDA multiple expensing stock-based compensation. (5) Trading multiples reflect EV / Adjusted EBITDA expensing SBC.

1 5-Year Discounted Cash Flow Analysis

Unlevered Free Cash Flow Detail ($M)

	Management Forecast						Terminal
	2H 2026E	2027E	2028E	2029E	2030E	2031E	Year
PF Gross Revenue	**$965**	**$2,194**	**$2,405**	**$2,644**	**$2,933**	**$3,366**	
(-) Run-rate Revenue adjustment	-	-	-	-	(13)	(75)	
Gross Revenue	**$965**	**$2,194**	**$2,405**	**$2,644**	**$2,921**	**$3,291**	**$3,291**
% Growth (YoY)		*10.2%*	*9.6%*	*10.0%*	*10.5%*	*12.7%*	
PF Adjusted EBITDA	**$218**	**$553**	**$622**	**$707**	**$808**	**$956**	
PF and credit agreement adjustments	(35)	(58)	(54)	(46)	(50)	(68)	
Compensation expense adjustment	14	20	20	20	20	20	
Adjusted EBITDA	**$196**	**$515**	**$588**	**$681**	**$779**	**$909**	**$909**
% Adjusted EBITDA Margin	*20.4%*	*23.5%*	*24.5%*	*25.8%*	*26.7%*	*27.6%*	
Stock-based compensation (SBC) [1]	(43)	(68)	(72)	(77)	(82)	(87)	(87)
Other non-recurring cash expenses	(45)	(18)	(20)	(22)	(24)	(26)	(26)
Adjusted EBITDA (post-SBC and other non-recurring cash expenses)	**$108**	**$429**	**$496**	**$583**	**$673**	**$795**	**$795**
Depreciation & Amortization [2]	(4)	(9)	(10)	(11)	(13)	(14)	(28)
Adjusted EBIT	**$105**	**$419**	**$486**	**$571**	**$660**	**$782**	**$767**
Cash taxes (excluding tax attributes)	(27)	(109)	(126)	(148)	(172)	(203)	(199)
Net operating profit after taxes	**$77**	**$310**	**$360**	**$423**	**$489**	**$578**	**$568**
Depreciation & Amortization [2]	4	9	10	11	13	14	28
Change in net working capital	20	(9)	(10)	(11)	(12)	(13)	(13)
Capital expenditures	(20)	(33)	(31)	(30)	(29)	(28)	(28)
Cash flow attributable to Lennar non-controlling interest	(8)	(17)	(19)	(21)	(23)	(25)	(25)
Unlevered Free Cash Flow (before acquisition-related capital deployment)	**$73**	**$261**	**$310**	**$372**	**$437**	**$526**	**$529**
Acquisition-related capital deployment (for future acquisitions)	-	-	-	-	(98)	(585)	
Unlevered Free Cash Flow (after acquisition-related capital deployment)	**$73**	**$261**	**$310**	**$372**	**$340**	**($59)**	**$529**

EV to Equity Bridge (Midpoint) ($M)[3]

PV of Unlevered Free Cash Flow (before acquisition-related capital deployment)	**$1,477**
PV of Terminal Value	**$5,449**
PV of '26-31 Acquisition-related capital deployment	**($434)**
Implied Enterprise Value	**$6,492**
PV of tax attributes	509
Net debt (as of 6/30)	(2,311)
PV of earnout obligations (earnouts from acquisitions to date)	(476)
PV of earnout obligations (future acquisitions)	(62)
Implied Equity Value	**$4,153**
Fully diluted shares outstanding (as of 6/30)	139.4
Implied Equity Value Per Share	**$29.78**

Share Price Sensitivity

		WACC				
		9.30%	9.55%	9.80%	10.05%	10.30%
Long-Term Growth Rate	3.00%	$30.61	$28.60	$26.74	$25.01	$23.40
	3.25%	$32.36	$30.20	$28.20	$26.36	$24.64
	3.50%	$34.25	$31.92	$29.78	$27.81	$25.98
	3.75%	$36.32	$33.80	$31.50	$29.38	$27.42
	4.00%	$38.58	$35.85	$33.36	$31.07	$28.97

Source: Company Forecasts, Company management, company filings, FactSet, Bloomberg, Kroll, EY tax model, and J.P. Morgan bond trading data. Market data as of 9/01/2026.

Note: Based on the Company Forecasts. Valuation date of 6/30/2026. Mid-year discounting convention.
(1) Includes incremental stock-based compensation arising under the equity-settled bonus converted from cash bonus. (2) Amortization herein excludes amortization of acquired intangibles, as the present value of taxable amortization attributable to acquisitions is valued within the EV to equity bridge. (3) Net debt of $2,311M as of 6/30/2026 per company filings. Present value of earnout obligations of $476M reflects scheduled earnout and deferred consideration payments for acquisitions completed to date ($586M aggregate) per management guidance, discounted at the WACC. Present value of tax attributes of $509M calculated based on schedule of payments per management guidance as of the valuation date of 6/30/2026. Fully diluted shares of 139.4M as of 6/30/2026 per company data and management. Present value of earnout obligations on future acquisitions of $62M modeled per management guidance as 1.0x each acquired business's third-year revenue, discounted three years to the year of acquisition at the WACC and further discounted to 6/30/2026; reflected as a debt-like item in the EV to equity bridge.

ARDEA

1 WACC Analysis

Company	Debt ($B)	Market Capitalization ($B)	Debt / Total Capitalization	Beta [1]
Marsh & McLennan	$20.8	$90.4	19%	0.63
Aon	$15.1	$70.3	18%	0.58
Arthur J. Gallagher	$14.1	$68.5	17%	0.60
Willis Towers Watson	$6.6	$31.6	17%	0.56
Brown & Brown	$8.1	$24.6	25%	0.69
Diversified Mean			**19%**	**0.61**
Diversified Median			**18%**	**0.60**
Baldwin (Unaffected as of 6/17/26)	**$3.0**	**$2.4**	**55%**	**1.19**

Discount Rate Analysis – Beta Range			
Cost of Equity [2]			
Risk Free Rate (%)	5.3%		
Equity Risk Premium (%)	5.0%		
Beta (5-Year Weekly)	1.19		
Cost of Equity	**11.2%**		
Cost of Debt			
Pre-Tax Cost of Debt (%)	6.8% [3]		
Marginal Cash Tax Rate (%)	26.0%		
After-Tax Cost of Debt	**5.0%**		
Weighted Average Cost of Capital			
Equity Weight	76%		
Debt Weight	24% [4]		
Weighted Average Cost of Capital	**9.8%**		
Selected Discount Rate Range	**9.3%**		**10.3%**

Source: Company Forecasts, Company management, company filings, FactSet, Bloomberg, Kroll, and J.P. Morgan bond trading data.
(1) Beta represents 5-year weekly raw beta per Bloomberg for MRSH, AON, AJG, WTW, BRO, and BWIN. Baldwin's beta of 1.19 as of the unaffected date of 6/17/2026. (2) Cost of equity assumptions reflect risk-free rate of 5.3% (yield-to-worst of original-issue 30-year US Treasury with approximately 20 years remaining life) and long-term U.S. equity risk premium of 5.0% per Kroll. (3) Pre-tax cost of debt of 6.8% reflects average duration-adjusted yield-to-worst of Diversified brokers and Baldwin. Baldwin yield-to-worst reflects senior secured notes adjusted for a secured-to-unsecured spread. (4) Debt weight reflects a target capital structure based on a net leverage target of 3.0x, consistent with public market leverage tolerance.

2 Premia Paid Analysis

Premium to Unaffected



Total deals: 138
# of deals:
11
15
31
23
18
40
8.0%
10.9%
22.5%
16.7%
13.0%
29.0%
<10%
10%-20%
20%-30%
30%-40%
40%-50%
>50%
1st quartile: 22.7%
Median: 35.5%
Mean: 40.2%
3rd quartile: 53.3%

Source: DealPointData, FactSet, company press releases. Market data as of 9/01/2026.
Note: Reflects 138 acquisitions of U.S. and Canadian publicly listed companies with transaction value greater than $1.0B announced over the five-year period prior to 9/01/2026; excludes REITs. Premia measured relative to unaffected share price (last undisturbed close prior to announcement or market speculation). Unaffected share price date for Baldwin of 6/17/2026.

3 Precedent Transactions

Year	Announcement Date	Target	Buyer	Total Enterprise Value ($M)	Implied Multiple	Reference Multiple
2026	8/31/26	USI	Aon	$17,000	17.1x	TEV / LTM 6/30/2026 Adj. EBITDA
2025	12/10/25	Newfront	WTW	$1,050	17.5x	TEV / 2025E PF Adj. EBITDA
2025	12/2/25	CAC Group	The Baldwin Group	$1,096 [1]	15.7x	TEV / 2025E PF Adj. EBITDA
2025	6/10/25	Accession Risk Management Group	Brown & Brown	$9,825	15.7x	TEV / FY2024 Adj. EBITDA
2025	3/4/25	Woodruff Sawyer	Arthur J. Gallagher	$1,274	14.5x [2]	TEV / FY2024 Synergized EBITDAC
2024	12/9/24	AssuredPartners	Arthur J. Gallagher	$13,450	13.0x [3]	TEV / LTM 9/30/2024 Adj. EBITDAC
2024	8/1/24	US Assure	Ryan Specialty	$1,075	12.8x	TEV / LTM 6/30/2024 EBITDA
2024	2/20/24	Truist Insurance Holdings	Stone Point / CD&R	$15,500	15.7x	TEV / FY2023 EBITDA
2023	12/20/23	NFP	Aon	$13,400	15.0x	TEV / "Seller-Adjusted Estimated EBITDA at Close"
2023	10/24/23	Cadence Insurance	Arthur J. Gallagher	$904	14.6x [2]	TEV / LTM 9/30/2023 Pro Forma Synergized EBITDAC
2023	9/19/23	Eastern Insurance Group	Arthur J. Gallagher	$510	13.8x [2]	TEV / LTM 6/30/2023 Synergized EBITDA
2021	8/13/21	Willis Re	Arthur J. Gallagher	$3,250	12.6x	TEV / 2021E Management EBITDAC
2018	9/18/18	Jardine Lloyd Thompson	Marsh & McLennan	$6,400	16.0x	TEV / 2018E Consensus EBITDA
2017	3/17/17	USI	KKR / CDPQ	$4,300	12.4x	TEV / LTM 9/30/2016 Adj. EBITDA
					All Multiples	**Excludes Synergized Multiples [4]**
1st Quartile					**13.2x**	**12.9x**
Mean					**14.7x**	**14.9x**
Median					**14.8x**	**15.7x**
3rd Quartile					**15.7x**	**15.8x**
For Reference Only (announced over 10 years ago)						
2013	4/15/13	NFP	Madison Dearborn	$1,409	10.0x	TEV / 12/31/2012 Adjusted EBITDA
2008	6/8/08	Hilb, Rogal & Hobbs	Willis Group	$1,975	10.9x	TEV / LTM 3/31/2008 Adjusted EBITDA
2007	2/26/07	HUB International	Apax Partners / Morgan Stanley	$1,845	11.5x	TEV / LTM 12/31/2006E Adjusted Pro Forma EBITDA
2007	1/16/07	USI	Goldman Sachs	$1,374	9.7x	TEV / LTM 12/31/2006 Adjusted EBITDA

Source: Company filings, company press releases.
Note: Implied multiples shown in table above excludes future at-risk consideration.
(1) Based on 30-day VWAP as of 12/1/2025. Includes $70M deferred payment (to be paid in Q1 2030) at nominal value.(2) Reflects quoted synergized multiple; pre-synergized multiple not disclosed.
(3) Includes M&A run-rate adjustment. (4) Excludes synergized multiple transactions (AJG / Woodruff Sawyer, AJG / Cadence Insurance, and AJG / Eastern Insurance Group).

4 Present Value of Future Share Price Analysis

($ in M, except per share data)

Future Share Price Date	12/31/2027	12/31/2028	12/31/2029	12/31/2030
Adj. NTM EBITDA	$516	$604	$696	$821
Assumed EV / EBITDA multiple[1]	12.6x	12.6x	12.6x	12.6x
Enterprise value	**$6,483**	**$7,589**	**$8,746**	**$10,313**
Equity value[2]	**$4,080**	**$5,365**	**$6,927**	**$8,899**
Price per share	**$29.10**	**$37.66**	**$47.90**	**$60.44**
Cost of equity	11.2%	11.2%	11.2%	11.2%
Discount period	1.50	2.50	3.50	4.50
Share price (as of June 30th, 2026)[3]	**$24.79**	**$28.84**	**$32.97**	**$37.40**

Sensitivity Analysis

Cost of Equity	Assumed EV / EBITDA Multiple	12/31/2027	12/31/2028	12/31/2029	12/31/2030
10.7%	**12.6x**	$24.96	$29.17	$33.50	$38.17
11.2%	**12.6x**	$24.79	$28.84	$32.97	$37.40
11.7%	**12.6x**	$24.63	$28.52	$32.46	$36.65

Source: Company Forecasts, Company management, company filings, Bloomberg, EY tax model, and FactSet. Market data as of 9/01/2026.
(1) Future share prices reflect EV / NTM Adjusted EBITDA multiple expensing Stock Based Compensation per the Company Forecasts for the fiscal year following each measurement date, from December 31, 2027 through 2030. (2) EV to equity bridge reflects projected net debt per management, the present value of remaining earnout and deferred consideration obligations (on acquisitions completed to date and on future acquisitions per the LRP M&A program), and the present value of remaining tax attributes – each measured as of the respective December 31 measurement date and calculated based on schedule of payments per management guidance using a valuation date of 6/30/2026. (3) Discounted to 6/30/2026 at cost of equity of 11.2%.

A Appendix: Overview of Round II Proposals

For Reference – Summary of Round 1 Proposals: Headline Valuation

($ in M, except per share data)



Cash Offer Price per Share
Range to High End
$31.75
$28.50
$27.00
$25.00
$27.00
$24.00
$25.00
$24.00
SEQUENCE | HOLDINGS /
[redacted]

Offer Share Price (Cash)	$31.75	$28.50	$25.00 – $27.00	$24.00 – $27.00	$25.00	$24.00
Stated Equity Value	$4,472	$3,860	$3,673 (mid)	~$3,400 – $3,800	$3,608	$3,380
Stated Enterprise Value	$7,679	$7,456	$6,951 (mid)	~$6,400 – $6800	$6,593	$6,770

(1) Reflects consortium participation (~$500M equity), not a standalone bid; conditioned on pairing with a lead bidder.

[redacted] CONFIDENTIAL TREATMENT REQUESTED BY THE BALDWIN INSURANCE GROUP, INC. PURSUANT TO RULE 24b-2

Summary of Round 2 Proposals


Cash Offer Price per Share
$31.75
$28.50

	SEQUENCE | HOLDINGS / DFO	[redacted]
Offer Share Price (Cash)	$31.75	$28.50
Stated Equity Value	$4,487	$3,864
Stated Enterprise Value	$7,695	$7,539

Overview of Proposals (1/2)

Bidder	Sequence & DFO	[redacted]
Offer Price per Share (Cash)	$31.75	$28.50
Stated Equity Value	$4,487	$3,864
Stated Enterprise Value	$7,695	$7,539
Total Equity to EV Bridge	$3,208	$3,675
Debt	$2,495M	$2,506M
Cash	($184M)	($184M)
Earnouts	Not split – combined in $466M "Deferred Payments & Earn-Out Liability" line below	$250M CAC earnout paid at close; other earnouts within combined $392M rolled earnouts / deferred consideration line below
Deferred Consideration	$466M "Deferred Payments & Earn-Out Liability" – combined line incl. earnouts; not split	$392M "Rolled Earnouts / Deferred Consideration" – combined line (past M&A, Hippo, KoverageOne); + $4M Cooke consideration under LOI
Other Debt-Like Items	$62M total (components not individually quantified): bond make-whole + IAS commission buydown + accrued severance + taxes payable + USF commitment, net of interest rate swap & cap value	$387M total: $187M contingent cash awards (RSAs $134M / PSUs $53M), $125M seller fees, $26M senior notes breakage, $33M IAS commission buydown, $16M post-2026 NMRE losses
Status of Documents	Merger Agreement: Substantially negotiated, could be finalized in 24-48 hours Equity Commitment Letter: Reasonably close to agreed form Debt Commitment Letter: Provided executed DCL Limited Guarantee: Reasonably close to agreed form	Merger Agreement: Substantially negotiated, could be finalized in 24-48 hours Equity Commitment Letter: Close to agreed form Debt Commitment Letter: Provided executed DCL Limited Guarantee: Close to agreed form
Due Diligence Status	Complete – Offer expressly not subject to any further due diligence	Complete – no diligence conditions; not subject to any remaining due diligence
Sources of Financing	$3,420M common (DFO ECL) + $1,250M senior equity (DFO) + $4.2B fully committed debt; $3,250M funded at close	$4,123M [redacted] equity ([redacted] + [redacted] vehicles) + $350M min. rollover + $2,800M committed debt
Leverage at Close[1] (x Credit Agremeent EBITDA)	6.0x / 8.3x (excl. and incl. Pref)	5.2x (no preferred)

(1) Based on Buyer Assumed Debt and Preferred (included) and Spark 2026FY Credit Agreement Adjusted EBITDA Per Management Performance Update.

Overview of Proposals (2/2)

Bidder	Sequence & DFO	[redacted]
Valuation – EV / 12/31/26E PF Synergized EBITDA ($512.7M)	15.0x	14.7x
Bidder Methodology	15.9x 2026E PF Syn. EBITDA less NCI & P&I ($482.6M); 18.1x LTM Q2'26 ($425.6M)	18.0x own 2026E [redacted] Adj. EBITDA ($419M)
TRA Value & Treatment	Accelerated & terminated per terms; $368M; offer conditioned approval to negotiate with key holders	$322M ascribed value; settled at close; assumes 95% amortizable step-up, 25.91% ETR, Aug-26 AFR; open to discussing treatment
Rollover (if any)	Significant rollover expected; form of rollover agreement provided	Min. $350M committed rollover from active senior leadership & advisors required at signing; higher total welcomed; no retention-related closing conditions
Expected Financing Conditions	None	None
Internal Approvals / IC Status	Approved by Sequence board & DFO IC; none further	All internal approvals obtained, incl. [redacted] leadership & Investment Committee
Regulatory Approvals & Key Conditions	Review substantially complete; HSR + insurance approvals per MA schedule; no non-U.S. antitrust / FDI filings	Customary regulatory approvals only; prepared to file promptly after signing; expects prompt, straightforward review
Time to Sign	Prepared to execute promptly; binding offer	Prepared to sign as soon as practicable; requests exclusivity 10:00am ET 9/3 through 11:59pm ET 9/11

Sources & Uses and Pro Forma Capitalization – Sequence & DFO

SEQUENCE | HOLDINGS / DFO

Sequence & DFO ($ in millions)

Uses of Funds	
Purchase of Fully Diluted Equity (@ $31.75)	$4,487
Repay Existing Net Debt	2,311
Pre-Fund Deferred Payments & Earn-Out Liability	466
TRA Termination Payment	368
Other Debt & Debt-Like Items	62
Total Enterprise Value to Seller	**$7,695**
All Other (fees, minimum cash, other)	534
Total Uses of Funds	**$8,229**

Sources of Funds	
Term Loan (funded at close)	$3,250
Preferred Equity (DFO senior equity)	1,250
Total Debt & Preferred	**$4,500**
Unvested RSAs Rolled into Unvested Cash	136
Contingent Liabilities Outstanding at Close	173
Shareholder Rollover (to be discussed)	[ ]
Sequence + DFO Equity Commitment	3,420
Total Sources of Funds	**$8,229**

Pro Forma Capitalization	**Amount**	**% of Total Capitalization**	**x 2026YE Credit Agreement EBITDA[1]**
Term Loan (funded at close)	$3,250	41%	6.0x
Preferred Equity (DFO senior equity)	1,250	16%	2.3x
Total Debt & Preferred	**$4,500**	**57%**	**8.3x**
Sponsor Equity & Rollover	3,420	43%	6.3x
Total Capitalization	**$7,920**	**100%**	**14.6x**
Memo: Other Items			
Unvested RSAs Rolled into Unvested Cash	*136*		
Contingent Liabilities Outstanding at Close	*173*		
Total Sources of Funds	**$8,229**		

(1) Represents Management 2026E Credit Agreement EBITDA per 2026 Performance Update.

Sources & Uses and Pro Forma Capitalization – [redacted]

[redacted]

[redacted] ($ in millions)

Uses of Funds	
Purchase of Equity (@ $28.50; excl. contingent cash awards)	$3,864
Net Debt Paydown	2,322
Earnouts / LOI, Breakage & IAS Commission Buydown	312
TRA Payout (settled at close)	322
Additional Cash to Balance Sheet	100
Buyer Transaction & Financing Fees	160
Seller Transaction Fees	125
Rolled Earnout Liabilities & NMRE Losses	408
Reserve for 2027 Contingent Cash Awards (pre-funded)	69
Rolled Post-2027 Contingent Cash Awards	118
Total Uses of Funds	**$7,799**

Sources of Funds	
New Debt (funded at close)	$2,800
Rolled Earnout Liabilities & NMRE Losses	408
Rolled Post-2027 Contingent Cash Awards	118
Rollover Equity (min. committed at signing)	350
[redacted] Equity Commitment [redacted] & affiliates)	4,123
Total Sources of Funds	**$7,799**

Pro Forma Capitalization	Amount	% of Total Capitalization	x 2026YE Credit Agreement EBITDA[1]
New Debt (funded at close)	$2,800	38%	5.2x
Total Debt (no preferred equity)	**$2,800**	**38%**	**5.2x**
Sponsor Equity & Rollover	4,473	62%	8.2x
Total Capitalization	**$7,273**	**100%**	**13.4x**
Memo: Other Items			
Rolled Earnout Liabilities & NMRE Losses	*408*		
Rolled Post-2027 Contingent Cash Awards	*118*		
Total Sources of Funds	**$7,799**		

(1) Represents Management 2026E Credit Agreement EBITDA per 2026 Performance Update.

Total Enterprise Value Bridges

$ and shares in millions, unless otherwise noted	*Sequence & DFO*	[redacted]
Offer Price per Share	**$31.75**	**$28.50**
Class A common shares outstanding	*92.906*	*92.906*
Class B common shares outstanding	*42.660*	*42.660*
Total common shares outstanding	**135.565**	**135.565**
Unvested RSAs (Sequence & DFO)	*4.687*	
Unvested PSUs @ 'Target' (Sequence & DFO)	*1.083*	
Memo: Total Unvested Share Awards	*5.770*	
Fully diluted shares outstanding	**141.335**	**135.565**
Equity Value	**$4,487**	**$3,864**
Plus: Contingent Cash Awards – Company RSAs [redacted]		134
Plus: Contingent Cash Awards – Company PSUs @ 'Target' / 'Superior' midpoint [redacted]		53
Equity Value incl. Contingent Cash Awards [redacted]		**$4,050**
Plus: Total Debt	2,495	2,506
Less: Cash & Equivalents	(184)	(184)
Plus: Deferred Payments & Earn-Out Liability (Sequence & DFO)	466	
Plus: Other Debt and Debt-Like Items (Sequence & DFO)[1]	62	
Plus: Estimated Sellside Transaction Fees [redacted]		125
Plus: Breakage on Senior Notes [redacted]		26
Plus: Earnouts Paid at Close [redacted]		250
Plus: Cooke Acquisition Consideration under LOI [redacted]		4
Plus: Rolled Earnouts / Deferred Consideration [redacted]		392
Plus: IAS Commission Buy-Down [redacted]		33
Plus: Cumulative Post-2026 NMRE Losses [redacted]		16
Plus: TRA Termination Payment (Sequence & DFO) / TRA Value [redacted]	368	322
Total Enterprise Value	**$7,695**	**$7,539**

(1) Debt and debt-like items reflects: bond make-w hole payment, IAS commission buydown, accrued severance, taxes payable, USF commitment, net of the value of the interest rate swap and cap.

Detailed Proposal Summary – Sequence & DFO

SEQUENCE | HOLDINGS / DFO

Category	Summary – Round 2 Revised Binding Proposal (9/1/26)
Purchaser Overview	▪ Sequence AI Holdings (permanent holdco; no fund life or exit horizon) + DFO (Michael Dell family office); DFO 20+ years in insurance ▪ New Topco LLC owned by Sequence, DFO and rollover participants ▪ Post-close co-ownership with shared governance
Offer Price per Share (Cash) and Valuation	▪ $31.75 / share cash – 83.2% premium to unaffected[1] $17.33; 62.0% to 30-day VWAP as of the unaffected date[1] ▪ Equity ~$4,487M (141.3M FDSO); EV ~$7,695M
Key Bridge Items	▪ Bridge ~$3,208M: debt $2,495M – cash $184M + deferred / earnout $466M + TRA $368M + other $62M
Basis for Valuation	▪ 15.9x 2026E PF Syn. EBITDA less NCI & P&I ($482.6M); 18.1x LTM Q2'26 QoE ($425.6M); 15.0x on the $512.7M Mgmt case ▪ Thesis: AI-led transformation of distribution with permanent, long-term capital
TRA Value & Treatment	▪ Accelerated & terminated per its terms; $368M in bridge (Tax Buyer Model at $31.75) ▪ Offer contingent on Special Committee / Board approval incl. DGCL §203 to negotiate the TRA and rollover with the existing shareholders
Rollover	▪ Significant rollover from existing holders, mgmt & key employees; pari passu
Financing	▪ $3,420M common equity commitment (DFO ECL) + $1,250M DFO senior equity ▪ $4.2B fully committed debt; $3,250M funded at close (6.0x $543.5M Credit Agreement EBITDA) ▪ No financing conditions
Merger Agreement Markup	▪ Final form Merger Agreement at Appendix D; open to further changes with Company counsel
Regulatory	▪ Review substantially complete; HSR + insurance approvals per MA schedule; no non-U.S. competition or FDI filings
Approvals, Conditions & Timing	▪ Binding & irrevocable offer; approved by Sequence board and DFO IC ▪ Conditions: Board / §203 approvals, regulatory, rollover commitments, Class B majority ▪ No further diligence and no financing condition
Due Diligence	▪ Complete – offer is not subject to any further due diligence
Advisors & Key Contacts	▪ Piper Sandler (financial); Moelis (capital markets); Latham & Watkins / Sullivan & Cromwell (legal); EY-Parthenon (accounting / tax / actuarial / IT) ▪ Contacts: Michael Lee (Sequence CEO); Dan Bitar (DFO)
Other Material Assumptions	▪ Liquidity program for minority holders intended; Sequence to invest alongside DFO, though closing funding is not contingent on its participation ▪ Open to discussing a reinvestment of proceeds by certain holders to purchase a portion of DFO's committed senior equity

(1) Unaffected date of 6/17/2026.

Detailed Proposal Summary – [redacted]

[redacted]

Category	Summary – Round 2 Final Proposal (9/1/26)
Purchaser Overview	[redacted]
Offer Price per Share (Cash) and Valuation	▪ $28.50 / share cash – 64.5% premium to unaffected[1] $17.33; 45.4% to 30-day VWAP as of the unaffected date[1] ▪ Equity $3,864M (~135.6M shares; RSAs / PSUs as $187M contingent cash awards); TEV $7,539M
Key Bridge Items	▪ Bridge ~$3,675M: debt $2,506M – cash $184M + contingent cash awards $187M + earnouts / deferred $646M + TRA $322M + other $200M
Basis for Valuation	▪ 18.0x own 2026E [redacted] Adj. EBITDA ($419M; down $6M vs. Rd 1 on UCTS reversal, net) ▪ 15.6x 2026E PF Syn. EBITDA less NCI & P&I ($482.6M); 17.7x LTM Q2'26 QoE ($425.6M); 14.7x on the $512.7M Mgmt case
TRA Value & Treatment	▪ $322M ascribed value; assumes TRA settled at close; open to discussing treatment ▪ Assumes 95% amortizable step-up, 25.91% ETR, Aug-26 AFR
Rollover	▪ Min. $350M committed rollover from active senior leadership & advisors required at signing; form of agreement to follow exclusivity; no retention closing conditions
Financing	▪ $4,123M [redacted] equity [redacted] full backstop; ECL ready to execute) ▪ $2,800M committed debt (5.2x $543.5M Credit Agreement EBITDA); executed DCLs from [redacted] ▪ No financing conditions; rollover is the only stated contingency
Merger Agreement Markup	▪ Revised markup included; multiple drafts exchanged; believes finalizable quickly
Regulatory	▪ Customary approvals only; prompt filings after signing; straightforward review expected
Approvals, Conditions & Timing	▪ Fully authorized – all internal approvals obtained, incl. Investment Committee ▪ Requests exclusivity 9/3 10:00am – 9/11 11:59pm ET; non-binding until definitive docs
Due Diligence	▪ Complete – no remaining diligence conditions
Advisors & Key Contacts	▪ Contacts: [redacted]
Other Material Assumptions	N/A

(1) Unaffected date of6/17/2026.

B | Appendix: Process Overview (as of September 2nd, 2026)

ARDEA PARTNERS

Process Overview

- On June 10, 2026, the Board approved the launch of a process to assess interest in a potential transaction
- On June 18, 2026, this process leaked as media reports indicated that Baldwin Group was evaluating strategic alternatives, including a potential take-private
- Round I formally launched on June 20, 2026 with the opening of the data room
  - 23 parties were initially contacted, 20 of which met with management during the weeks of June 22nd and June 29th
  - Two additional parties were contacted in late June / July and met with management in mid-July, bringing the total number of parties contacted to 25
  - Additional diligence materials were provided over the following month, and several parties held follow-up discussions with management on selected topics
- Prior to receiving Round I bids, the Board formed a Special Committee in light of the potential conflicts of interest
- Six parties submitted Round I bids by the July 27, 2026 bid deadline
  - Following discussions with the Board, three parties were invited to participate in Round II
- Two of the three parties submitted Round II bids by the September 1, 2026 bid deadline


25
24
6
3
2
Contacted
NDA Executed
First Round Bids
Invited to Second Round
Submitted Second Round Bids

Stock Price Performance (Indexed to 100)

1-Year Stock Price Performance


Unaffected Date: 6/17/2026
119.0%
95.7%
140%
120%
100%
80%
60%
40%
9/2/25
10/24/25
12/15/25
2/5/26
3/29/26
5/20/26
7/11/26
9/1/26
Baldwin
S&P 500

Stock Price Performance since Unaffected Date (6/17/2026)


174.6%
102.8%
220%
180%
140%
100%
60%
6/17/26
7/6/26
7/25/26
8/13/26
9/1/26
Baldwin
S&P 500

Source: FactSet. Market data as of 9/01/2026.

C | Appendix (to Financial Analysis)

ARDEA PARTNERS

Insurance Distribution Public Trading Metrics

($ in B, except per share data)

Public Company Trading Analysis

Company	Share Price 9/1/26	% of 52 Wk High	Market Equity Value	Total Enterprise Value[1]	Net Debt / LTM EBITDA	EV / Adj. EBITDA 2026E	EV / Adj. EBITDA 2027E	Organic Growth 2025A	Organic Growth 2026E	Organic Growth 2027E	Adj. EBITDA Margin 2025A	Adj. EBITDA Margin 2026E	Adj. EBITDA Margin 2027E	Reported as % of Adj. EBITDA 5Y Avg ('21A-'25A)	Cash Flow from Operations as % of Adj. EBITDA 5Y Avg ('21A-'25A)
MARSH	$187.58	90.6%	$90.4	$109.9	2.4x	13.5x	12.6x	4.0%	4.3%	4.0%	30.3%	28.6%	29.1%	95.0%	66.4%
AON	326.30	85.6%	70.3	84.6	2.3x	13.9x	12.2x	5.6%	5.0%	4.8%	33.5%	34.1%	36.0%	86.8%	67.1%
Gallagher	262.00	84.4%	68.5	81.5	2.5x	15.0x	13.3x	6.1%	5.5%	4.8%	32.6%	32.5%	33.7%	82.7%	64.2%
wtw	334.47	95.4%	31.6	36.6	1.8x	12.5x	11.5x	5.3%	4.1%	4.0%	27.2%	28.1%	29.0%	106.2%	59.7%
Brown & Brown Insurance	72.05	75.1%	24.6	31.8	2.8x	12.9x	12.4x	2.8%	1.1%	3.0%	35.9%	35.2%	35.2%	100.8%	75.3%
Diversified Median					**2.4x**	**13.5x**	**12.4x**	**5.3%**	**4.3%**	**4.0%**	**32.6%**	**32.5%**	**33.7%**	**95.0%**	**66.4%**
The Baldwin Group[2]	**$17.33**	**38.9%**	**$2.4**	**$4.7[3]**	**4.3x[4]**	**12.6x**	**10.5x**	**7.0%**	**5.9%**	**8.8%**	**22.7%**	**22.6%**	**23.5%**	**40.8%**	**12.0%**

Source: Company Forecasts, Company management, company filings, EY tax model, FactSet. Market data as of 9/01/2026.

Note: Forward-looking estimates based on analyst consensus. Baldwin estimates per management guidance and Company Forecasts.
(1) Enterprise values include contingent consideration as debt-like obligations for all companies. (2) Figures as of unaffected date of 6/17/2026. (3) Enterprise value for Baldwin calculated per management guidance reflecting net debt per management, the present value of remaining earnout and deferred consideration obligations (on acquisitions completed to date), and the present value of remaining tax attributes (calculated based on schedule of payments per management guidance as of the valuation date of 6/30/2026). (4) Net leverage per Baldwin's Q1 2026 Earnings Supplement.

Research Analyst Price Targets

Broker	Price Target (as of Unaffected Date) [1]	Premium / (Discount) to Unaffected Share Price	Valuation Methodology
Broker 1	$40.00	130.8%	Enterprise Value to EBITDA multiple
Broker 2	$37.00	113.5%	9.0x Price / Consensus 2027E EPS, supported by DCF
Broker 3	$36.00	107.7%	80% of 2027E equal-weight S&P 500 P/E multiple of 15.7x (prior: 15.6x) on BofA marginally lower 2028E EPS forecast. Upside potential vs. BofA price objective informs Buy rating
Broker 4	$30.00	73.1%	12x 2027E EV / Adj. EBITDA
Broker 5	$26.00	50.0%	10.5x 2027E EV / AEBITDA
Broker 6	$25.00	44.3%	10.5x Price / 2027E EPS
Broker 7	$25.00	44.3%	9.5x EV/Adj. EBITDA NTM (75% weighting) and 11.5x Price/Cash EPS NTM (25% weighting), on Q5-Q8 Estimates
Broker 8	$24.00	38.5%	8.9x P/E multiple, implied EV/EBITDA of 10.0x
Broker 9	$23.00	32.7%	~9.5x 2027E EV/EBITDA
Median	**$26.00**	**50.0%**	

Legend: Buy (Brokers 1–5), Hold (Brokers 6–9)

Source: Equity research.
(1) Price targets based on equity research released prior to unaffected date of 6/17/2026.

Cost of Debt

	S&P Issuer Credit Rating	Maturity	Bond YTW	Bond Years to Maturity	Treasury Yield (YTW)	Spread vs. 20-Year Treasury[1]	Secured to Unsecured Adjustment	Adjusted Cost of Debt	Debt / Total Cap.
Marsh & McLennan									
MRSH 5.35 11/15/44 Corp	A-	15-Nov-2044	6.09%	18.2	5.26%	0.05%		6.14%	18.7%
AON									
AON 4.75 05/15/45 Corp	A-	15-May-2045	6.30%	18.7	5.23%	0.08%		6.38%	17.7%
Arthur J. Gallagher									
AJG 5.15 02/15/35 Corp	BBB+	15-Feb-2035	5.67%	8.5	4.69%	0.62%		6.28%	17.1%
Willis Towers Watson									
WTW 5.15 03/15/36 Corp	BBB+	15-Mar-2036	5.82%	9.5	4.73%	0.58%		6.39%	17.3%
Brown & Brown									
BRO 5.55 06/23/35 Corp	BBB-	23-Jun-2035	5.95%	8.8	4.71%	0.61%		6.56%	24.7%
Baldwin[2]									
BWIN 7.125 05/15/31 Corp	B	15-May-2031	6.93%	4.7	4.50%	0.81%	1.39%	9.14%	55.1%
Median			**6.02%**					**6.39%**	
Average			**6.13%**					**6.81%**	

Source: FactSet, Bloomberg, J.P. Morgan bond trading data. Market data as of 9/01/2026. Secured and unsecured trading levels as of 8/14/2026.
(1) Duration adjustment reflects the spread between the 20-year reference U.S. Treasury yield-to-worst of 5.3% and the yield-to-worst of a U.S. Treasury matched to each bond's remaining maturity, added to each company's yield-to-worst to arrive at a 20-year-equivalent cost of debt. (2) Baldwin's yield-to-worst reflects its senior secured notes adjusted for the median secured to unsecured spread-to-worst differential of ~139bps, based on trading levels of secured and unsecured notes of the same issuers per J.P. Morgan bond trading data as of 8/14/2026.

Forecasted Financial Performance – Board-Approved LRP

($ in M)

Pro Forma Total Revenue

Pro Forma Total Revenue Growth (%)


32%
10%
10%
10%
11%
15%
CAGR: 11%
$1,991
$2,194
$2,405
$2,644
$2,933
$3,366
2026
2027
2028
2029
2030
2031

Pro Forma Adjusted EBITDA

Pro Forma Adjusted EBITDA Margin (%)


25%
25%
26%
27%
28%
28%
CAGR: 14%
$493
$553
$622
$707
$808
$956
2026
2027
2028
2029
2030
2031

Source: Company Forecasts.

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